Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Edgio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, to be issued under the Amended and Restated 2007 Equity Incentive Plan	457(h)	4,500,000 (2)	$1.03 (3)	$4,635,000 (3)	0.00011020	$510.78

Total Offering Amounts					$4,635,000		$510.78

Total Fee Offsets							$0(4)

Net Fee Due							$510.78

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.

(2)

Represents an additional 4,500,000 shares of Common Stock available for issuance under the Registrant’s 2007 Plan as a result of provisions in the Registrant’s 2007 Plan that allow for the automatic annual increase of Common Stock available for issuance under such plan. Such increase automatically occurred on January 1, 2023 pursuant to the terms of the 2007 Plan.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee, based upon $1.03, the average of the high and low prices of the Registrant’s Common Stock on December 28, 2022, as reported on the Nasdaq Global Select Market.

(4)	The Registrant does not have any fee offsets.